Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger

corey.kinger@ww.com

Media:

Kelsey Merkel

kelsey.merkel@ww.com

WW International, Inc. Announces Upcoming Changes to Board of Directors

NEW YORK (March 23, 2023) – WW International, Inc. (NASDAQ: WW) (“WeightWatchers,” “WW,” or the “Company”) announced several upcoming changes to its Board of Directors (the “Board”) in connection with the Company’s annual meeting of shareholders to be held on May 9, 2023 (the “2023 Annual Meeting”).

Directors Raymond Debbane, who currently serves as Chairman of the Board, and Jonas Fajgenbaum will not be standing for re-election at the 2023 Annual Meeting. Mr. Debbane will step down as Chairman effective as of the midnight prior to the 2023 Annual Meeting. The Board has appointed Thilo Semmelbauer as Chairman of the Board effective May 9, 2023, the day of the 2023 Annual Meeting.

“For over 23 years, I have seen WeightWatchers evolve and transform, serving members in new technology-enabled ways while staying true to its core principles and remaining the gold standard in weight management,” said Raymond Debbane, Chairman of the Board. “It has been an honor to serve as Chairman of the Board as WeightWatchers evolved from a controlled privately-held company to a standalone public company, now under the able leadership of CEO Sima Sistani. I am proud to pass the Chairman’s baton to Thilo Semmelbauer, with whom I have closely worked for many years.”

Messrs. Debbane and Fajgenbaum have served on the Company’s Board of Directors since the acquisition by Artal Luxembourg S.A. in September 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. He is also the Chief Executive Officer and a director of Artal Group S.A., and the Chairman of the Board of Directors of a number of private companies of which Artal Group S.A. or Invus, L.P. are shareholders. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996.

“I am gratified to be elected Chairman by the members of the Board. I have been part of many stages of WeightWatchers’ evolution over the years, including the creation of WeightWatchers.com, its subsequent merger and integration with WeightWatchers’ Workshops business, the Company’s transition to a subscription model, and more recently, serving as a member of the Interim Office of the CEO during a leadership transition. I am honored to take on this new role for the next phase of the Company’s transformation,” said Thilo Semmelbauer, Chairman-Elect of the Board.

Mr. Semmelbauer has been a director since September 2016. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Since May 2019, Mr. Semmelbauer has served as Managing Director of Insight Partners, a global private equity and venture capital firm, where he previously served as a Senior Advisor from 2017 to 2019 and a Venture Partner from 2015 to 2017. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 where he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

About WW International, Inc.

WeightWatchers is a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management program. For nearly six decades, we have inspired millions of people to adopt healthy habits for real life. We combine technology and community to help members reach and sustain their goals on our program. To learn more about the WeightWatchers approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).